Exhibit 99

Sino Agro Food, Inc. Provides Corporate Update

GUANGZHOU, China, January xx, 2011 Sino Agro Food, Inc. (Pink Sheet: SIAF), an emerging integrated, diversified agriculture technology and organic food company with subsidiaries operating in China, is pleased to provide shareholders with an update on recent operations.

The Company recently made changes to its news and media section of its website under Investor Relations. The changes now make it easier for investors who are researching historic Company developments. Photographs of the recently completed fishery project in Enping have been added to the new photos section under news and media at http://www.sinoagrofood.com/?q=content/media-andnews

Enping City Bi Tao A Power Fishery Development Co. Ltd., internal installation of 16 grow-out tanks was completed on November 25th, 2010. From November 25th through December 9th the Company completed the tasks of washing, cleaning and outfitting of the tanks. Treatment for bacteria and water filtering began on December 10th and will continue through mid January 2011 before large scale stocking operations begin. As of December 31, 2010 the project has received investment of just under US$3.9 Million for the development of the following:

●	Standby diesel powered generator capable of providing electricity during outages
●	All underground and surface drainage, water works and electrical connections
●	Heating provided by boiler driven heat exchangers capable of heating each tanks water 6 C in 30 minutes
●	Dry storage of approximately 9,000 square meters
●	Guard house, office and staff quarters to handle up to 15 personnel
●
Farm building measuring over 4,000 m2 housing16 grow-out tanks each with the capacity to hold up to 120,000 liter of water with built-in solid waste and soluble waste filters, UV and O3 disinfectors, and aerators that will have the capacity to grow-out an average of 25 Tons of fish per tank per year.

●	A Nursery facility that has the capacity to grow-out 2 million fingerlings per year from 25mm per piece to 100mm per piece.
●	Freezing and cool room facilities
●	Feed processing facilities and feed preparation rooms
●	Landscaping areas covering more than 15,000 m2 and all boundary fences of the complex.
●	External water holding tanks with total holding capacity of more than 3 million liters of water at any given time, supplied by 4 underground bores of various depth measuring from 80m to 150m.

Jiang Men City Heng Sheng Tai Agriculture Development Co. Ltd. harvest period for 2010 yielded 31.5 million pieces of fresh flowers. This amount was less than anticipated due to heavy rainfall just prior to the harvest season. However, due to higher than expected sales in fertilizer and feedstock, the Company expects to maintain previous guidance. There have been no major changes in the Companies dairy operations.

Qinghai Sanjiang A Power Agriculture Co. Ltd. as of November 2010 has been producing approximately 60 tons of organic fertilizer per day. This production rate is expected to continue through the winter months due to the low operating temperature required by the Companys own enzyme. As of January 3rd, 2011, the Company has stocked more than 500 head of cattle in 7 of its newly completed cattle houses. Current cattle house construction will provide space for some 2,500 head by late 2011.

The Company has amended its Form 10 registration statement with the Securities and Exchange Commission with additional information. Investors can review the amended filing at http://www.sec.gov/cgi-bin/browse edgar?action=getcompany&CIK=0001488419&owner=exclude&count=40

Mr. Lee Solomon, Sino Agro Food, Inc. CEO, stated, We are very pleased with how the new fishery facility turned out. We have begun stocking operations on a limited scale while we continue to test equipment and filter the water. We expect the first sales of fish to start in July of 2011. Our other operations continue to mature on schedule. The Company expects to announce fiscal year 2010 results in the next few weeks.

ABOUT SINO AGRO FOOD, INC.

Sino Agro Food, Inc. (SIAF) (http://www.sinoagrofood.com) and (http://www.siafchina.com) is an integrated, diversified agricultural technology and organic food company focused on developing, producing and distributing agricultural products in the Peoples Republic of China. The Company intends to focus on meeting the increasing demand of Chinas rising middle class for gourmet and high-quality food items. Current lines of business include the manufacture and distribution of dairy products, beef products, fish products, bio-organic fertilizer, stockfeed and hylocereus undatus plantations.

FORWARD LOOKING STATEMENTS

This release contains certain forward-looking statements relating to the business of SIAF and its subsidiary companies, which can be identified by the use of forward-looking terminology such as believes, expects or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on SIAFs current expectations and beliefs concerning future developments and their potential effects on SIAF. There can be no assurance that future developments affecting SIAF will be those anticipated by SIAF. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. SIAF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Sino Agro Food, Inc.
CEO Mr. Solomon Lee
Phone: 86-20-22057860
info@siafchina.com

Investor Relations (US and Europe)
Mr. Chad Sykes
Chad.Sykes@sinoagrofood.com